                                                                    Exhibit 4.35

                            NON-COMPETITION AGREEMENT

     IN CONSIDERATION of and as a condition to my (i) receiving consideration pursuant to the terms of the Agreement and Plan of Merger, dated October 3, 2005 (the "MERGER AGREEMENT") by and among pSivida Limited ("PARENT"), pSivida Inc. and Control Delivery Systems, Inc. (the "COMPANY"), and (ii) receiving an offer of employment with Parent consistent with the terms set forth in Section 2(b) below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, I, Paul Ashton (referred to herein as "I", "ME" or as "EXECUTIVE"), agree with Parent as follows:

     1. DEFINITIONS.

          (a) "AGREEMENT" shall mean this Non-Competition Agreement.

          (b) "CAUSE" shall mean, in respect of the termination of Executive's employment by Parent, (a) willful malfeasance, gross misconduct or gross negligence in the performance by Executive of the duties of his position that has a material adverse effect on the Parent, (b) the material breach by Executive of Sections 3(a), 4, 5 or 6 of this Agreement, (c) fraud or dishonesty by Executive with respect to Parent or any of its affiliates or his employment,
(d) Executive's conviction of any crime that involves deception, fraud or moral turpitude or any felony (including, in each case, entry of a guilty or nolo contendere plea, and, excluding traffic violations or similar minor offenses), or (e) repeated or prolonged absence from work by Executive other than for illness, Disability or authorized vacation. Parent may treat a termination of Executive's employment as termination for Cause only after (i) giving Executive written notice of the intention to terminate for Cause, including a description of the conduct that the Parent believes constitutes the basis for a Cause termination, and of his right to a hearing by Parent's Board of Directors (the "Board"), (ii) in the event of a termination under clause (a), (b) or (e) above, providing Executive a 30-day period in which to cure the conduct giving rise to the Parent's notice of a Cause termination, unless, with respect to clause (a) and (b) above, (I) in Parent's reasonable judgment, protective action inconsistent with such cure period (e.g., immediate termination) is necessary to avoid harm to Parent or (II) Parent reasonably determines that Executive's conduct is egregious, in which event, Parent may shorten the cure period or terminate Executive's employment immediately (subject to the requirements set forth in clauses (iii) and (iv) below), (iii) at least 30 days after giving the notice, conducting a hearing by the Board at which Executive may be represented by counsel, and (iv) giving Executive written notice of the results of the hearing and the factual basis for the Board's determination of Cause, which shall require a vote of a majority of the members of the Board then in office other than Executive. Except in connection with Executive's opportunity, if any, to cure the conduct giving rise to Parent's notice of termination for Cause as set forth in clause (ii) above, nothing in the foregoing sentence shall prevent Parent from terminating Executive's employment pending any determination of Cause as set forth in the foregoing sentence, any such determination shall be retroactive to the date of termination, and Parent shall not be obligated to compensate Executive hereunder for the period from such termination until such time as a determination by Parent's Board of Directors that such termination was not for Cause. Notwithstanding the foregoing, cause shall not include an act or failure to act based on authority given pursuant to a resolution duly adopted by the Board or based on the advice of Parent's General Counsel or willful failure due to incapacity resulting from Disability or any actual or anticipated failure after Executive provides written notice of a termination for Good Cause.

          (c) "CLOSING" shall have the meaning set forth in the Merger
Agreement.

          (d) "DEVELOPMENTS" shall have the meaning set forth in Section 5(a).

          (e) "DISABILITY" shall mean physical or mental incapacity of a nature which prevents Executive, in the professional judgment of Executive's physician or, at Parent's election, a board-certified physician mutually agreed upon by Parent and Executive, from performing the essential functions of Executive's position with Parent with or without a reasonable accommodation for a period of ninety (90) consecutive days or one hundred eighty (180) days during any consecutive 12-month period.

          (f) "EFFECTIVE TIME" shall have the meaning set forth in the Merger Agreement.

          (g) "GOOD CAUSE" shall mean, in respect of the termination of Executive's employment by Executive, (i) failure by Parent to maintain Executive in the positions of Head of R&D Ophthalmology for the Surviving Company and Executive Director Strategy of Parent, without Executive's consent, (ii) a material diminution of Executive's duties and responsibilities in such positions or a material diminution of Executive's authority with respect to such positions, as described in Section 2(b) hereof and otherwise set forth in the employment agreement referenced therein (assuming the parties execute such employment agreement), excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by Parent promptly after receipt of written notice thereof given by Executive, (iii) a breach by Parent of any material term of this Agreement or the employment agreement referenced in Section 2(b) (assuming the parties execute such employment agreement), or (iv) relocation of Executive's principal place of work to a location more than thirty (30) miles from Executive's address set forth in
Section 11(e) below without Executive's consent. Executive may treat a resignation from employment as termination for Good Cause only after (a) giving Parent written notice of the intention to terminate for Good Cause, (b) providing Parent at least 30 days after receipt of such notice to cure the conduct or action giving rise to Good Cause, unless, with respect to clause (i) and (ii), Executive reasonably determines that Parent's conduct is egregious and has resulted in significant, irreparable harm to Executive, in which event, Executive may shorten the cure period or terminate his employment immediately, and (c) if applicable, Parent has failed to cure the action or conduct giving rise to Good Cause during the 30 day cure period.

          (h) "MERGER" shall have the meaning set forth in the Merger Agreement.

          (i) "PROPRIETARY INFORMATION" shall have the meaning set forth in
Section 4(a).

          (j) "REAR-OCULAR DRUG DELIVERY BUSINESS" shall have the meaning set forth in Section 3(b)(i).

          (k) "RESTRICTED ACTIVITIES" shall have the meaning set forth in
Section 3(b).

          (l) "SURVIVING COMPANY" shall have the meaning set forth in the Merger Agreement.

     2. EFFECTIVENESS.

          (a) This Agreement shall enter into full force and effect as of the Effective Time. In the event that the Merger Agreement is terminated prior to the Effective Time, this Agreement shall be null and void and neither party shall have any rights or obligations hereunder.

          (b) Parent represents that, prior to the Effective Time, it shall provide Executive with an employment agreement setting forth the material terms of his employment with Parent as of the Effective Time. Such employment agreement shall include, among other things, the following material terms: (i) a title Head of Research & Development Ophthalmology of the Surviving Company, responsible for duties typically associated with such position; (ii) a title with Parent of Executive Director Strategy, reporting directly to Parent's chief executive officer, responsible for, among other things, the production of overall strategic business and development plans; (iii) a title of interim President of the Surviving Company, responsible for, among other things, ensuring effective communication among Parent business units particularly with respect to milestones and participation in the general management of Parent including regular meetings and discussions with Parent's chief executive officer and chairman; (iv) a compensation package commensurate with other senior executives of Parent, which shall include, without limitation: (A) a base salary of $300,000 per year, (B) annual discretionary bonus eligibility on terms that are no less favorable than that which Executive was entitled as of the date of this Agreement, (C) entitlement to benefits that are no less favorable than those to which Executive was entitled as of the date of this Agreement, and (D) a grant of options to purchase capital stock in the Parent commensurate with other senior executives of Parent, including without limitation, subject to confirmation of Parent's remuneration committee and shareholder approval, 500,000 options vesting as to half in 12 months and the balance in 24 months, subject to achieving milestones; (v) four (4) weeks paid vacation per calendar year; (vi) a principal work location located no more than thirty (30) miles from Executive's address set forth in Section 11(e) below without Executive's consent; and (vii) eligibility for severance and related post-termination benefits on terms no less favorable to Executive than those set forth in that certain Severance Agreement between Executive and Company dated February 20, 2004, as amended on August 17, 2004 (the "Severance Agreement") and no greater than those set forth in that certain Change in Control Agreement between Executive and Company dated August 17, 2004 (the "Change in Control Agreement"), which shall supercede and/or terminate Executive's entitlement to severance and related post-termination benefits pursuant to the Severance Agreement and the Change in Control Agreement. Parent and Executive agree to negotiate in good faith and use their reasonable best efforts to finalize the employment agreement consistent with the terms of this Agreement and the contracts referenced herein.

          (c) If (i) Parent fails to offer Executive an employment agreement consistent with the requirements of Section 2(b), or Parent revokes such offer prior to the Effective Time for any reason and (ii), as a result of any of the above, Executive declines Parent's offer of employment on or before the Effective Time, then (I) this Agreement shall be null and void and neither party shall have any obligations hereunder, and (II) both the Severance Agreement and Change in Control Agreement shall continue to be in effect as of the Effective Time.

          (d) If (i) Parent offers Executive an employment agreement consistent with the requirements of Section 2(b) and (ii) Executive declines Parent's offer of employment for any reason (other than his death or Disability), then (I) this Agreement shall continue in full force and effect as of the Effective Time and
(II) the Severance Agreement but not the Change in Control Agreement shall continue to be in effect upon the Effective Time. Such declination by Executive shall be deemed a termination of employment with Parent by Executive for other than Good Cause under Section 3(b) below.

     3. COVENANT NOT TO COMPETE.

          (a) I understand that Parent is engaged worldwide in the development, production and commercialization of drug delivery and other products based on platform technologies. As of the Effective Time, I agree that I will not, during my employment with Parent, render (as a provider of services, consultant or otherwise) any services related to the business of Parent to anyone other than Parent.

          (b) In the event of: (i) the termination of my employment with Parent (other than termination by reason of death or Disability) by me for any reason (whether voluntary on my part, or involuntary) other than Good Cause; or (ii) the termination of my employment with Parent (other than termination by reason of death or Disability) by Parent for Cause, I agree that for a period of twelve
(12) months from the date of such termination, I will neither:

               (i) engage directly for myself, or in conjunction with or on behalf of any person or entity, or otherwise own, manage, operate, control, acquire, hold any interest in, or participate in the ownership, management, operation or control of any person or entity engaged in the development, production or commercialization of systems for the delivery of therapeutic drugs to the tissues in the posterior segment of the eye (the "REAR-OCULAR DRUG DELIVERY BUSINESS"), nor

               (ii) work for or become employed by or associated with (in any capacity, including without limitation officer, director, employee, partner, stockholder, owner, member, proprietor, consultant, investor, salesperson, co-owner, trustee, promoter, technician, engineer, analyst, agent, representative, distributor, supplier, lender, advisor or manager) any person or entity that is engaged in the Rear-Ocular Drug Delivery Business (the activities set forth in (i) and (ii) (as modified by the following paragraph) are collectively referred to as the "RESTRICTED ACTIVITIES").

Notwithstanding the foregoing, Parent accepts that nothing in this Section 3(b) shall prevent Executive from and after the date six (6) months after termination of Executive's employment from engaging in activities predominantly academic (and not commercial) in nature, including without limitation teaching, lecturing, writing and publishing articles or engaging in research; provided that (I) unless approved by Parent in writing or otherwise described below, Executive receives no compensation (including without limitation salary, benefits, bonus, profit sharing, dividends, commissions, gifts, gratuities, or any other payments, whether in cash or otherwise, present or future) whatsoever for such activities, other than reimbursement of expenses, for any period in which he is receiving severance payments from the Parent under this Agreement, his employment agreement with Parent or any other agreement between Executive and Parent, except where the payment of compensation is required by the academic institution and Executive agrees in writing to donate the full amount of such compensation to a registered charitable organization; and (II) in the course of engaging in such activities Executive does not breach his obligations under this Agreement, including without limitation any obligations under Sections 4 and 5 herein.

Within six (6) months after the termination of my employment for the reasons set forth above, Parent may at its sole discretion extend my obligations under this
Section 3(b) for an additional twelve-month period; provided that in such a case Parent will pay me an amount equal to my annual base salary as of the date of termination, to be paid in equal monthly installments over such additional twelve-month period.

          (c) In the event of the termination of my employment with Parent (other than termination by reason of death or Disability) (x) by me for Good Cause, or (y) by Parent for any reason other than for Cause, I agree that, at Parent's option, exercisable by written notice given:

               (i) not less than 30 days after Parent receives notice of such termination by me hereunder; and/or

               (ii) at the time of such termination by Parent hereunder; and/or

               (iii) with respect to a follow-on notice to Executive, no later than six months after the termination of my employment with Parent hereunder,

for a period of up to twenty-four (24) months from the date of such termination, as specified in Parent's notice or notices, I will not engage in any Restricted Activities; provided that in such case Parent will pay me an amount equal to 1/24th of $800,000 for each month in the period specified, which amount may be offset against any severance or other payments owed to me in connection with the termination of my employment as described in this Section 3(c). I understand that any payments made to me pursuant to the preceding sentence are made in consideration of my not engaging in any Restricted Activities or otherwise violating the terms of this Agreement, and that, in addition to any other rights or remedies available to Parent at law or in equity, Parent shall have the right to terminate such payments if, and only if, I engage in Restricted Activities during the specified period or otherwise violate the terms of this Agreement and such conduct continues following my receipt of written notice from the Company that describes the basis for the Company's contention that I have engaged in Restricted Activities or otherwise violated the terms of this Agreement. I understand that the Company may provide more than one written notice to extend the noncompete period under this Section 3(c), provided that such notices are sent within the six (6) month period after the termination of my employment.

          (d) My obligations under this Section 3 shall extend to all geographical areas of the world in which Parent, or any of its related companies, is offering its services, either directly or indirectly, through licenses or otherwise, during the time period specified in this Section 3.

          (e) I further agree that while I remain employed by Parent and for the duration of any period during which I am prohibited from engaging in the Restricted Activities pursuant to this Section 3, I will not, on behalf of myself or any other person or entity, (i) compete for, or engage in the solicitation of, or attempt to divert or take away from the Company, Parent or any of their affiliates, any customer of the Company, Parent or any of their affiliates who has done business with the Company, Parent or any of their affiliates, as the case may be, during the period of my employment by Parent;
(ii) compete for, solicit or attempt to divert or take away from the Company, Parent or any of their affiliates, any prospective customer that has within the twelve (12) month period prior to such termination, expressed an interest in doing business with the Company, Parent or any of their affiliates and about which I learned during my employment with Parent; or (iii) hire or engage or attempt to hire or engage any individual, or attempt to induce an individual to terminate their employment or other service arrangement, who was an employee of or other service provider to the Company, Parent or any of their affiliates at any time during the twelve (12) month period prior to my termination from employment.

          (f) Further, while I remain employed by Parent and for the duration of any period during which I am prohibited from engaging in the Restricted Activities pursuant to this Section 3, I shall not, directly or indirectly, make or cause to be made to any Person any disparaging, derogatory or other negative statement about the Company, Parent or any of their affiliates, including their businesses, products, services, policies, practices, operations, employees, sales representatives, agents, officers, members, managers or directors. Similarly, during the period set forth in the preceding sentence, Parent shall not and shall not authorize or encourage any members of its Board of Directors or employees to directly or indirectly, make or cause to be made to any person any disparaging, derogatory or other negative statement about Executive, including the performance of his duties on behalf of the Company or the circumstances surrounding his separation from employment.

          (g) I REPRESENT AND WARRANT THAT THE KNOWLEDGE, SKILLS AND ABILITIES I POSSESS ARE SUFFICIENT TO PERMIT ME, IN THE EVENT OF TERMINATION OF MY EMPLOYMENT WITH PARENT FOR ANY REASON, TO EARN, FOR A PERIOD OF UP TO TWENTY-FOUR (24) MONTHS FROM SUCH TERMINATION, A LIVELIHOOD SATISFACTORY TO ME WITHOUT VIOLATING ANY PROVISION OF SECTION 3 HEREOF, FOR EXAMPLE BY USING SUCH KNOWLEDGE, SKILLS AND ABILITIES, OR SOME OF THEM, IN THE SERVICE OF A PERSON OR ENTITY WHO OR WHICH DOES NOT COMPETE WITH PARENT AS DESCRIBED HEREIN.

     4. PROPRIETARY INFORMATION.

          (a) I agree that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company, Parent or any of their affiliates or their respective businesses, financial affairs or operations (collectively, "PROPRIETARY INFORMATION") is and shall be the exclusive property of the Company, Parent or any of their affiliates, as the case may be. By way of illustration, but not limitation, Proprietary Information may include inventions, products, manufacturing and other processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, financial data, personnel data, computer programs, and customer and supplier lists. I will not disclose any Proprietary Information to others outside the Company, Parent or any of their affiliates, provided that my obligation not to disclose shall not apply to any information that (i) has become generally available to the public other than as a result of a breach by Executive of his obligations hereunder, (ii) may be required or appropriate in response to any summons or subpoena or in connection with any litigation, or investigation or review by any governmental agency or authority and (iii) must be disclosed in order to comply with any law, order, regulation or ruling applicable to Executive. I will not use any Proprietary Information for any purposes other than my work for the Company, Parent or any of their affiliates, without prior written approval by the Board of Directors of Parent, either during or after my providing services. If I have any questions as to what constitutes Proprietary Information, I will consult with the Board of Directors of Parent or an individual designated by the Board of Directors for this purpose.

          (b) I agree that all files, letters, memoranda, reports, records, data, sketches, drawings, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by me or others, which shall come into my custody or possession, shall be and are the exclusive property of the Company, Parent or any of their affiliates, as the case may be, to be used by me only in the performance of my duties for Parent. All such records or copies thereof and all tangible property of the Company, Parent or any of their affiliates in my custody or possession shall be delivered to Parent within ten (10) calendar days from the earlier of (i) a request by Parent or (ii) termination of my providing services to Parent. After such delivery, I shall not retain any such records or copies thereof or any such tangible property.

          (c) I agree that my obligation not to disclose or to use information, know-how and records of the types set forth in paragraphs (a) and (b) above, and my obligation to return records and tangible property, set forth in paragraph
(b) above, also extends to such types of information, know-how, records and tangible property of customers of the Company, Parent or any of their affiliates or suppliers to the Company, Parent or any of their affiliates or other third parties who may have disclosed or entrusted the same to Parent or to me in the course of Parent's business with an expectation or understanding that such information was to be maintained as confidential.

     5. DEVELOPMENTS.

          (a) I will make full and prompt disclosure to Parent of all inventions, improvements, discoveries, methods, developments, products, processes, techniques, formulas, compositions, compounds, software, works of authorship and all ideas for trademarks, trade-names and the like, related in any way to the Parent's current, planned or potential products or services, whether patentable or not and whether copyrightable or not, which are created, made, conceived or reduced to practice by me or under my direction or jointly with others during my employment by Parent, whether or not during normal working hours or on the premises of Parent (all of which are collectively referred to in this Agreement as "DEVELOPMENTS").

          (b) Except as hereinafter provided, I agree to assign and do hereby assign to Parent (or any person or entity designated by Parent) all my right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications. I expressly agree that all of my Developments capable of protection under copyright laws shall be deemed and are works made for hire with the understanding that Parent shall own all of the exclusive rights to such developments under the United States Copyright Act and all international copyright conventions and foreign laws, and any successor laws thereto.

          (c) I agree to cooperate fully with Parent, both during and after my employment with Parent, with respect to the procurement, maintenance and enforcement of copyrights and patents (both in the United States and foreign countries) relating to Developments. I shall sign all papers, including, without limitation, copyright applications, patent applications, trademark or service mark applications, declarations, oaths, formal assignments, assignment of priority rights, and powers of attorney, which Parent may deem necessary or desirable in order to protect its rights and interests in any Development.

     6. CURRENT EMPLOYMENT; NO CONTRARY AGREEMENTS.

          I hereby represent that I am not bound by the terms of any agreement with any current or previous employer or other party to refrain from using or disclosing any trade secret or confidential or Proprietary Information in the course of my employment with Parent or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. I further represent that, and agree that, in the performance of my duties as a provider of services to Parent, I will not breach any agreement to keep in confidence Proprietary Information, knowledge or data acquired by me in confidence or in trust prior to my employment with Parent, and I will not disclose to Parent or induce Parent to use any confidential or proprietary information or material belonging to any previous employer or others. I represent and warrant to Parent that I am not now under any obligation of a contractual nature to any person, firm or corporation which is inconsistent or in conflict with this Agreement.

     7. INJUNCTIVE RELIEF.

          The restrictions contained herein are necessary for the protection of the business and goodwill of the Company, Parent and their affiliates and are considered by me to be reasonable for such purposes. I understand and agree that Parent will suffer irreparable harm in the event that I breach any of my obligations under this Agreement and that monetary damages will be inadequate to compensate Parent for such breach. Accordingly, I agree that, in the event of a breach or threatened breach by me of any of the provisions of this Agreement, Parent, in addition to and not in limitation of any other rights, remedies or damages available to Parent at law or in equity, shall be entitled to a permanent injunction in order to prevent or to restrain any such breach by me, or by my partners, agents, representatives, employers, employees and/or any and all persons directly or indirectly acting for or with me.

     8. ACCOUNTING FOR PROFITS.

          I covenant and agree that, if I shall violate any of my covenants or agreements under this Agreement, Parent, at its own expense, shall be entitled to an accounting and repayment of all profits, compensation, commissions, remunerations or benefits which I directly or indirectly have realized and/or may realize as a result of, growing out of or in connection with any such violation; such remedy shall be in addition to and not in limitation of any injunctive relief or other rights or remedies to which Parent is or may be entitled at law, in equity or under this Agreement.

     9. NO EMPLOYMENT CONTRACT.

          I understand that this Agreement does not constitute a contract of employment and does not imply that my employment will continue for any period of time.

     10. ENFORCEABILITY AND SCOPE.

          In the event that any Section of this Agreement, or any provision of any such Section, shall for any reason be held to be wholly invalid, illegal or unenforceable, such invalidity, illegality, or unenforceability shall not affect any other Section hereof, or any other provision of an affected Section, and this Agreement shall be construed as if, and enforced as fully as if, such invalid, illegal or unenforceable Section or provision had never been contained herein. In the event any Section, or any provision thereof, is found to be partially invalid, illegal or unenforceable (on the ground, for example, that it is excessive in scope), then such Section or provision shall be enforced to the extent not invalid, illegal or unenforceable, and its partial invalidity, illegality or unenforceability shall not affect any other Section or provision of this Agreement. If any restriction set forth in Section 3 above is found by a court of competent jurisdiction to be unenforceable because it extends for too long a period of time, over too great a range of activities or in too broad a geographic area, such restriction shall be interpreted to extend only over the maximum period of time, maximum range of activities or maximum geographic area as to which it may be deemed to be enforceable.

     11. GENERAL.

          (a) This Agreement supersedes all prior agreements, written or oral, between me and Parent relating to the subject matter of this Agreement, except for the the Change in Control Agreement and the Severance Agreement, which are referenced herein. This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by me and Parent. I agree that any change or changes in my duties, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

          (b) This Agreement will be binding upon my heirs, executors and administrators and will inure to the benefit of and be binding upon Parent and its successors and assigns.

          (c) No delay or omission by Parent in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by Parent on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

          (d) I expressly consent to be bound by the provisions of this Agreement for the benefit of the Company, Parent or any of their affiliates to whose employ or other service providing arrangement I may be transferred without the necessity that this Agreement be re-signed at the time of such transfer.

          (e) Any notices required or permitted to be sent under this Agreement shall be effective when delivered by hand or mailed by registered or certified mail, return receipt requested, and addressed as follows:

     If to Parent:

          pSivida Limited
          Level 12, BGC Centre
          28 The Esplanade, Perth
          WA 6000 Australia
          GPO Box 2535
          Perth, WA 6831

     With a copy to:

          Curtis, Mallet-Prevost, Colt & Mosle LLP
          101 Park Avenue
          New York, NY 10178
          Attn: Lawrence Goodman, Esq.

     If to Executive:

          Paul Ashton
          19 Brimmer Street
          Boston, MA 02108

Either party may change its address for receiving notices by giving notice to the other party.

          (f) This Agreement is governed by and will be construed as a sealed instrument under and in accordance with the laws of the Commonwealth of Massachusetts.

     I ACKNOWLEDGE AND UNDERSTAND THAT THIS AGREEMENT AFFECTS MY RIGHTS TO COMPETE WITH PARENT OR TO DISCLOSE AND USE PARENT'S PROPRIETARY INFORMATION OR DURING AND AFTER MY EMPLOYMENT.

     I HAVE READ ALL OF THE PROVISIONS OF THIS AGREEMENT CAREFULLY AND I UNDERSTAND, AND AGREE TO, EACH OF SUCH PROVISIONS.

                     [SIGNATURE PAGE TO IMMEDIATELY FOLLOW]

     IN WITNESS WHEREOF, I have executed this Agreement under seal as of this 3 day of October, 2005.


                                        /s/ Paul Ashton
                                        ----------------------------------------
                                        Paul Ashton

ACKNOWLEDGED AND AGREED:

PSIVIDA LIMITED


By: /s/ Gavin Rezos
    ---------------------------------
Name: Gavin Rezos
Title: Managing Director